Exhibit (a)(5)(l)

For Immediate Release

January 17, 2012

Antitrust clearances received with respect to SAP's cash tender offer to acquire SuccessFactors, Inc.

WALLDORF, Germany – January 17, 2012 – SAP AG (NYSE: SAP) today announced that, on January 16, 2012, it received a clearance decision of the German Federal Cartel Office with respect to SAP's previously announced cash tender offer for all outstanding shares of common stock of SuccessFactors, Inc. (SuccessFactors) at a price of $40.00 per share. The U.S. Department of Justice granted early termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act on December 23, 2011, and Austrian and Irish competition authorities cleared the transaction earlier this year.

SAP, through its indirectly wholly-owned subsidiary, Saturn Expansion Corporation, commenced the cash tender offer on December 16, 2011. The tender offer is being made pursuant to an Offer to Purchase dated December 16, 2011, and in connection with the Agreement and Plan of Merger, dated December 3, 2011, by and among SAP America, Inc., Saturn Expansion Corporation, and SuccessFactors (the Merger Agreement). SAP and SuccessFactors first announced this transaction on December 3, 2011.

With the receipt of the above clearances, all antitrust approvals required to close the transaction have been obtained. The tender offer remains subject to the satisfaction or waiver of the condition that, at the expiration of the tender offer, the parties have received a written notification issued by the Committee on Foreign Investment in the United States that it has concluded a review of the voluntary notice previously filed by the parties and has determined not to conduct an investigation, or if an investigation is deemed to be required, notification in writing that the United States government including the President of the United States will not take action to suspend or prevent the consummation of the transactions contemplated by the Merger Agreement. The tender offer also remains subject to other conditions described in the Offer to Purchase.

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About SAP

As market leader in enterprise application software, SAP (NYSE: SAP) helps companies of all sizes and industries run better. From back office to boardroom, warehouse to storefront, desktop to mobile device – SAP empowers people and organizations to work together more efficiently and use business insight more effectively to stay ahead of the competition. SAP applications and services enable more than 176,000 customers to operate profitably, adapt continuously, and grow sustainably. For more information, visit www.sap.com.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an Offer to Purchase, Letter of Transmittal and related tender offer documents), which was filed by SAP, SAP America, Inc. and Saturn Expansion Corporation with the U.S. Securities and Exchange Commission (the “SEC”) on

Antitrust clearances received with respect to SAP’s cash tender offer to acquire SuccessFactors, Inc. Page 2

December 16, 2011. In addition, on December 16, 2011, SuccessFactors filed a Solicitation/Recommendation Statement on Schedule 14d-9 with the SEC related to the tender offer. The Tender Offer Statement, Offer to Purchase, Letter of Transmittal, Solicitation/Recommendation Statement and related documents will contain important information that should be read carefully before any decision is made with respect to the Tender Offer. These materials will be available at no charge on the SEC's web site at www.sec.gov. The Tender Offer Statement and related materials may be obtained for free by directing a request by mail to Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038 or by calling toll-free in the United States (866) 507-1756 (or for banks and brokers, (212) 440-9800).

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction and the ability of the parties to complete the transaction.

SAP is not obligated to, and undertakes no obligation to, publicly update or revise any forward-looking statements to reflect events or circumstances after the date of this document. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the SEC, including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Statements regarding the expected date of closing of the tender offer are forward-looking statements and are subject to risks and uncertainties including among others: uncertainties as to the timing of the tender offer and the satisfaction of closing conditions, including the receipt of regulatory approvals. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

© 2012 SAP AG. All rights reserved.

SAP, R/3, SAP NetWeaver, Duet, PartnerEdge, ByDesign, SAP BusinessObjects Explorer, StreamWork, SAP HANA and other SAP products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of SAP AG in Germany and other countries.

Business Objects and the Business Objects logo, BusinessObjects, Crystal Reports, Crystal Decisions, Web Intelligence, Xcelsius, and other Business Objects products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of Business Objects Software Ltd. Business Objects is an SAP company. Sybase and Adaptive Server, iAnywhere, Sybase 365, SQL Anywhere, and other Sybase products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of Sybase, Inc. Sybase is an SAP company.

All other product and service names mentioned are the trademarks of their respective companies. Data contained in this document serves informational purposes only. National product specifications may vary.

These materials are subject to change without notice. These materials are provided by SAP AG and its affiliated companies ("SAP Group") for informational purposes only, without representation or warranty of any kind, and SAP Group shall not be liable for errors or omissions with respect to the materials. The only warranties for SAP Group products and services are those that are set forth in the express warranty statements accompanying such products and services, if any. Nothing herein should be construed as constituting an additional warranty.

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For customers interested in learning more about SAP products:

Global Customer Center:	+49 180 534-34-24
United States Only:	1 800 872-1SAP (1-800-872-1727)

For more information, press only:

Christoph Liedtke	+49 6227 7-50383	christoph.liedtke@sap.com, CET
Jim Dever	+1 610 661-2161	james.dever@sap.com, ET
Andrea Meyer, SuccessFactors	+1 415 370 7329	ameyer@successfactors.com; PST
SAP Press Office	+49 6227 7-46315, CET;	press@sap.com
+1 610 661-3200, EDT

Antitrust clearances received with respect to SAP’s cash tender offer to acquire SuccessFactors, Inc. Page 3

For more information, financial community only:

Stefan Gruber	+49 6227 7-44872	investor@sap.com, CET

Follow SAP Investor Relations on Twitter at @sapinvestor.